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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

   McCown                            John                   D.
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   (Last)                           (First)             (Middle)

                         660 Madison Avenue, 10th Floor
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                                    (Street)

  New York                            NY               10021-8405
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


                          Trailer Bridge, Inc. (TRBR)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


                                 February, 2000
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

                            Chief Executive Officer
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                               6.
                                                                 4.                              5.            Owner-
                                                                 Securities Acquired (A) or      Amount of     ship
                                                    3.           Disposed of (D)                 Securities    Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially  Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End  (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month      Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or    Price     (Instr. 3     (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)        (Instr.4) (Instr. 4)
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Common Stock                          2/17/00        P        V        500       A     $1.09375   1,000        I         By Son
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Common Stock                          2/17/00        P        V        500       A     $1.09375   1,000        I         By Daughter
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Common Stock                          2/28/00        P        V      1,200       A     $1.125                  D
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Common Stock                          2/28/00        P        V        800       A     $1.21875                D
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Common Stock                          2/29/00        P        V      3,000       A     $1.40625  44,600        D
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Common Stock                                                                                     19,700        I         Through IRA
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                                                                                       Total     66,300
====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/98)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Common Stock
------------------------------------------------------------------------------------------------------------------------------------
Option to buy       .001                                     2/01/94  12/31/03           392,500                    D
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Option to buy       .946                                     5/21/97  05/20/07           942,000                    D
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====================================================================================================================================

Explanation of Responses:


       /s/ John D. McCown                                  February 29, 2000
---------------------------------------------            -----------------------
      John D. McCown                                            Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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